UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 16, 2006

New Century Financial Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Maryland	001-32314	56-2451736
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

18400 Von Karman Avenue, Suite 1000, Irvine, California		92612
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(949) 440-7030

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

The information provided in Item 2.03 is incorporated by reference herein.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On November 16, 2006, New Century Financial Corporation, a Maryland corporation (the "Company"), sold through a newly formed subsidiary, New Century Capital Trust II, a Delaware statutory trust (the "Trust"), $35,000,000 in aggregate liquidation amount of preferred securities of the Trust (the "Preferred Securities"). The Preferred Securities require quarterly distributions at a fixed rate of 9.12% through the distribution payment date in December 2011, whereupon the rate floats at three-month LIBOR plus 4.10% thereafter. A copy of the press release announcing this transaction is attached as Exhibit 99.1 hereto.

The Trust simultaneously issued and sold 1,100 shares of common securities of the Trust (the "Common Securities") to the Company for $1,100,000 in aggregate liquidation amount. The 1,100 Common Securities constitute all of the issued and outstanding Common Securities of the Trust. The Trust used the proceeds from the sales of the Preferred Securities and the Common Securities to purchase $36,100,000 aggregate principal amount of junior subordinated notes due 2036 of the Company (the "Junior Subordinated Notes"). The proceeds to the Company from the sale of the Junior Subordinated Notes to the Trust will be used by the Company for general corporate purposes, including, without limitation, repurchases of the Company’s common stock under its stock repurchase program and investments in the Company’s on-balance sheet portfolio of mortgage assets.

The Junior Subordinated Notes were issued by the Company pursuant to a Junior Subordinated Indenture dated as of November 16, 2006 (the "Indenture"), by and between the Company and Wells Fargo Bank, N.A., a national banking association, as indenture trustee (the "Trustee"). The terms of the Junior Subordinated Notes are substantially the same as the terms of the Preferred Securities. The interest payments on the Junior Subordinated Notes paid by the Company will be used by the Trust to pay the quarterly distributions to the holders of the Preferred Securities. The Junior Subordinated Notes mature on December 30, 2036, but the Company may redeem the Junior Subordinated Notes, in whole or in part, on or after December 30, 2011 without penalty. The Company also may redeem the Junior Subordinated Notes earlier than December 30, 2011 following the occurrence of a Special Event, as defined in the Indenture. If the Junior Subordinated Notes are redeemed, the Trust must redeem a like amount of the Preferred Securities.

The Preferred Securities and the Common Securities were issued by the Trust pursuant to an Amended and Restated Trust Agreement, dated as of November 16, 2006 (the "Trust Agreement"), by and among the Company, as depositor, Wells Fargo Bank, N.A., as property trustee, Wells Fargo Delaware Trust Company, as Delaware trustee, and the Administrative Trustees named therein, each of whom is an officer of the Company. The offering of the Preferred Securities was conducted pursuant to a Preferred Securities Purchase Agreement dated November 16, 2006 (the "Purchase Agreement"), by and among the Company and the Trust, on the one hand, and Kodiak Warehouse JPM LLC, a Delaware limited liability company, on the other hand.

Either the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding Junior Subordinated Notes may declare the principal amount of, and all accrued interest on, all the Junior Subordinated Notes to be due and payable immediately, or if the holders of the Junior Subordinated Notes fail to make such declaration, if an Event of Default, as defined in the Indenture, occurs. Any holder of the Preferred Securities has the right, upon the occurrence of an Event of Default, to institute suit directly against the Company for enforcement of payment to such holder of principal of and any premium and interest, including additional interest, on the Junior Subordinated having a principal amount equal to the aggregate liquidation amount of the Preferred Securities held by such holder.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are part of this current report on Form 8-K and are numbered in accordance with Item 601 of Regulation S-K.

99.1 Press Release of New Century Financial Corporation, dated November 17, 2006.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

New Century Financial Corporation

November 17, 2006	By:	/s/ Brad A. Morrice

Name: Brad A. Morrice
Title: President and Chief Executive Officer

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Exhibit Index

Exhibit No.	Description

99.1	Press Release of New Century Financial Corporation, dated November 17, 2006.